Exhibit 99.1

Ashish Sanghrajka

New York, NY

May 11, 2022

To: Scopus Biopharma Inc.

Attn. Joshua R. Lamstein:

I, Ashish Sanghrajka, submit this letter as official notification of my intent to resign from my position as Director of Scopus Biopharma Inc. (the “Company”), effective immediately.

Throughout my time as a Director, former President, and former CFO of the Company, Ira S. Greenspan, Joshua R. Lamstein, and Robert J. Gibson (the “HCFP Directors”) were unwilling to provide me with even the most basic information concerning the Company, its programs, and its finances. I resigned my title as CFO because I was denied the information and authority to perform that role, but continued my efforts to help the company succeed as its President, and to protect shareholders as a Director, until I was pushed aside in Spring 2020 because I would not support the HCFP Directors’ unilateral control and self-dealing . Based on my experience, I have come to believe that the HCFP Directors’ conduct was designed to keep me and certain other Directors from executing our fiduciary duties as Directors.

Regrettably, I believe that the HCFP Directors have obfuscated facts, published potentially misleading information concerning the Company, omitted to publish material information that shareholders were entitled to receive, and engaged in self-dealing transactions intended to enrich themselves at the expense of the Company’s shareholders.

As a Director, I asked management critical questions relating to the direction and future of the Company, I voiced specific corporate governance concerns, and I requested access to important information. In response, instead of answering those questions or providing information, the HCFP Directors became increasingly hostile towards me. In fact, the HCFP Directors initiated a sham “investigation” and publicly disparaged me, which has now been the subject of litigation for months. By stifling dissent and maintaining complete control of the Company, the HCFP Directors have made it impossible for the Board to be effective in providing any oversight function. Several independent directors will have resigned from the Board at different times over a span of 18 months—a fact that should be viewed as a flashing red light concerning the Company’s corporate governance.

Relatedly, I have also become concerned about the quality of oversight provided by the Audit Committee. For example, based on my review of the Company’s recent SEC filing, it appears that the Audit Committee approved the issuance of certain warrants to the HCFP Directors to purchase shares of the Company’s common stock at an unreasonably low price.

In addition to fundamental governance issues, based on my review of the most recent SEC filings, the Company appears to have serious financial issues. For example, I have not been informed of any clinical updates on either of the two lead assets (MRI 1867 and CpG-STAT3siRNA) in almost a year. Moreover, Scopus shares are trading down over 90% in a single year—from $5.15 a year ago to below $.50 per share today. Despite this dismal financial situation, it appears the HCFP Directors continue to pay themselves handsomely each year.

All of my efforts to address these issues have been unsuccessful. After the Company refused to address the corporate governance concerns I raised and refused to provide me with basic information to which I was entitled as a Director, I—along with another Director and the Company’s largest shareholder and only ever CEO—filed a derivative lawsuit on behalf of all Scopus shareholders in effort to ensure that the Company reformed its corporate governance and internal procedures. That lawsuit has not brought about any change at the Company.

In short, I believe the HCFP Directors’ actions have resulted in disabling actual independent Directors from fulfilling their fiduciary duties and obligations to the Company. I remained on the Board until I felt certain that the HCFP Directors would not permit me and certain other directors to fulfill our fiduciary duties. I am now certain that this is the case, and that is why I am resigning at this time.

This letter of resignation is written without prejudice to my rights, including my right to seek advancement and/or indemnification for costs and fees under the Company’s corporate governance documents and to pursue all other legal remedies and claims .

Regards,

/s/ Ashish Sanghrajka
Ashish Sanghrajka